Exhibit 10.1

SEPARATION AGREEMENT

AND

MUTUAL RELEASE OF CLAIMS

between

HARRIS INTERACTIVE INC., its directors, officers, employees, agents, representatives, subsidiaries, affiliated entities, successors and assigns (hereinafter “Harris”)

and

ROBERT E. KNAPP, his heirs, beneficiaries, representatives, agents, successors and assigns
(hereinafter “Knapp”)

     WHEREAS, Knapp was employed as Chairman and Chief Executive Officer for Harris under an Agreement dated December 31, 2003, effective January 26, 2004 (the “Agreement”); and

     WHEREAS, effective May 4, 2005, Knapp and the Board of Directors of Harris mutually agreed to Knapp’s resignation from the foregoing positions; and

     WHEREAS, Knapp’s employment agreement contains provisions relating to severance pay after separation; and

     WHEREAS, Knapp and Harris wish to revise the amount of severance, provide for payment in a lump sum, and exchange mutual releases of all claims; now, therefore,

     IT IS HEREBY AGREED BETWEEN KNAPP AND HARRIS AS FOLLOWS:

     1. In full satisfaction of its severance pay obligations to Knapp, including without limitation those specified in Section 6(b)(i) of the Agreement, Harris will provide to Knapp payment in the gross amount of Six Hundred Thousand and 00/100 Dollars ($600,000.00), less severance payments previously made to Knapp, and less applicable taxes and deductions applicable to health insurance, such payment to be made by check sent via FedEx to the address shown for Knapp in the Agreement within 5 business days after this agreement becomes effective.

     2. As a result of Knapp’s separation from employment, Harris’s obligations under the Agreement have been terminated with the exception, however, of obligations under Sections 3(d), 5, and 6(b)(ii) which shall be continuing. Knapp acknowledges that his obligations under the Agreement, including those specified in Sections 3(d), 4(f), 5, 7, 8 and 9 shall continue.

     3. Harris and Knapp hereby release each other from any and all claims, causes of action or liability of any nature whatsoever, from the beginning of time to the date of this agreement; provided, however, with respect to and in connection with any third party claim, (i) Knapp shall continue to be entitled to any and all indemnification, protection, and coverage afforded to him under Delaware law, Harris’s Certificate of Incorporation and Bylaws, and the terms of Harris’s directors and officers liability insurance policies, and (ii) each party hereto shall be entitled to assert any and all claims which it would otherwise be entitled to make against the other. This mutual release of claims is intended to be as broad and complete as may be permitted under law, and includes all claims based upon Knapp’s employment agreement, other contracts and agreements, tort, statutes, rules and regulations, and includes all claims for consequential, compensatory and punitive damages, and for costs and attorneys’ fees and expenses. This mutual release shall include, but not be limited to, any claims that could be made under state or federal laws, rules or regulations, including the following: the Civil Rights Acts of 1964 and 1991, as amended; the Fair Labor Standards Act; the Age Discrimination in Employment Act; the Older Workers’ Benefit Protection Act; the Americans with Disabilities Act; the Family and Medical Leave Act; the Employees Retirement Income and Security Act (ERISA); the New York Human Rights Law; the New York Labor Law; and the Connecticut Fair Employment Practices Act. This release shall exclude only (i) the rights each party has under the terms of this agreement and (ii) any rights Knapp may have to vested benefits under any qualified plans of Harris in which Knapp may be a participant.

     4. Knapp agrees that he has been advised in writing to seek the advice of legal counsel before entering into this agreement, and Knapp affirms that he has been represented by legal counsel in this matter. Knapp further understands and agrees that he is being provided with twenty-one (21) calendar days to consider the terms of this agreement, and that this agreement will expire and become null and void if it is not executed and returned before the end of the twenty-one (21) calendar-day period. Knapp further understands and agrees that he shall have the right to execute this agreement at any time before the expiration of the twenty-one (21) calendar-day period, and that if he does so, he agrees that he has thereby waived the remainder of that twenty-one (21) day period. Finally, Knapp acknowledges and agrees that after executing this agreement, he has the right to revoke his acceptance of this agreement by delivering a written revocation within seven (7) calendar days after his execution of the agreement, provided such revocation is received within said seven (7) day period by legal counsel for Harris: Beth Ela Wilkens, Harris Beach PLLC, 99 Garnsey Road, Pittsford, New York, 14534. This agreement shall become effective only after it has been executed by both parties and only after the seven (7) day revocation period has expired, without revocation by Knapp.

     5. This agreement contains the entire understanding between the parties, and there are no other promises, agreements, plans, polices or practices of any kind which would affect the terms hereof, and this agreement may be modified only by a subsequent written agreement executed by the parties hereto. If any provision of this agreement is determined to be invalid or unenforceable, then the remainder of the agreement shall be applied and enforced as if the unenforceable or invalid provision had not been a part of this agreement.

     6. This agreement is governed by the laws of the State of New York, and any and all actions or proceedings to enforce its terms shall be maintained either in the Supreme Court of the State of New York in Monroe County, or in the Federal District Court for the Western District of New York sitting in Rochester, New York.

     7. This agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute the same agreement.

     IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT ON THE DATES HEREINAFTER SET FORTH, EFFECTIVE AS OF JUNE 30, 2005; PROVIDED, HOWEVER, THE 7-DAY PERIOD REFERENCED IN SECTION 4 HEREOF SHALL BE CALCULATED FROM THE DATE ON WHICH KNAPP ACTUALLY EXECUTES THIS AGREEMENT.

[Signature Pages Follow]

Signed: July 6, 2005
Effective, except as to calculation of the 7-day period under Section 4, as of June 30, 2005

HARRIS INTERACTIVE INC.

By:	/s/ Gregory T. Novak
Gregory T. Novak
Acting Chief Executive Officer

State of New York )

County of Monroe )            ss:

     On the 6th day of July in the year 2005 before me, the undersigned, personally appeared Gregory T. Novak, Acting Chief Executive Officer, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity with the full authority of the Board of Directors, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Rosemary Craig
Notary Public

Signed: July 6, 2005
Effective, except as to calculation of the 7-day period under Section 4, as of June 30, 2005

/s/ Robert E. Knapp
ROBERT E. KNAPP

State of ___)

County of ___)      ss:

     On the ___day of July in the year 2005 before me, the undersigned, personally appeared Robert E. Knapp, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

[Notary Certificate to be Signed Post-Filing]